Exhibit 99(k)
Consent
of
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Board of Directors
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080
Members of the Board:
     We hereby consent to the inclusion of our opinion letter dated September 14, 2008 to the Board of Directors of Merrill Lynch & Co., Inc. as Appendix E to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Merrill Lynch & Co. with and into, a wholly owned subsidiary of Bank of America Corporation, and to the references to such opinion and our name contained in such Joint Proxy Statement-Prospectus under the captions “Summary – Merrill Lynch, Pierce, Fenner & Smith Incorporated Has Provided an Opinion to the Merrill Lynch Board of Directors Regarding the Merger Consideration,” “The Merger – Background of the Merger,” “The Merger – Merrill Lynch’s Reasons for the Merger; Recommendation of the Merrill Lynch Board of Directors,” and “The Merger – Opinion of Merrill Lynch’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Daniel Budington
Name:	Daniel Budington
Title:	Vice President

October 1, 2008